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                                                                   EXHIBIT 99.1

XENOMETRIX LOGO                                                            NEWS

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FOR IMMEDIATE RELEASE                                 Xenometrix, Inc.
                                                      2425 North 55th Street
                                                      Boulder, CO 80301
Contract:  Ron Hendrick, C.F.O.                       Telephone: (303) 447-1773
           (303) 447-1773 EXT. 108                    Facsimile: (303) 447-1758


                     XENOMETRIX SHARES DELISTED FROM NASDAQ

BOULDER, CO - JANUARY 13TH, 1998 - Xenometrix, Inc. (Boston Stock Exchange: XEN) announced that it has received notification of the National Association of Securities Dealers' decision to delist the Company's securities from The Nasdaq Stock Market, effective at the close of business on January 12, 1998.

"The Company's total assets, capital and surplus had fallen below the minimum required to maintain inclusion on the Nasdaq SmallCap Market," said President and Chief Executive Officer Steve Sullivan. "Company representatives appeared before a Nasdaq Listing Qualifications Panel on January 8 to request a brief extension of time to enable the Company to eliminate the deficiencies. The Company was notified late Monday afternoon of the panel's decision to deny the request. The Company is currently evaluating whether or not to appeal the panel's decision to the Nasdaq Listing and Hearing Review Committee," said Sullivan.

"We were surprised and disappointed that Nasdaq has chosen this course of action, as we had presented a plan to them which we believe would have enabled the Company to achieve compliance. We will continue to pursue all reasonable options for raising the capital needed to regain our listing and continue the Company's operations. However, at this point, the Company cannot provide any assurances in this regard. If additional capital is not forthcoming, we will have to consider other options including, but not limited to, a significant reduction or suspension of the Company's operations."

The Company's common shares and warrants will continue to be traded on the Boston Stock Exchange under the symbols XEN and XENW, respectively. Effective January 13, 1998, the Company's common shares and warrants will be quoted on the OTC Bulletin Board under the symbol XENO and XENOW, respectively.

Xenometrix is a biotechnology company with proprietary gene expression profiling technology used to help pharmaceutical and biotechnology companies to accelerate the selection of the most promising drug leads.

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